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                                                                    Exhibit 23.1




               Consent of Ernst & Young LLP, Independent Auditors


We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement on Form S-4 (File No. 333-111727) and related Prospectus of Commerce Energy Group, Inc. for the registration of 36,446,567 shares of its common stock and to the incorporation by reference therein of our report dated October 17, 2003, with respect to the consolidated financial statements of Commonwealth Energy Corporation included in its Annual Report on Form 10-K (File No. 000-33069) for the year ended July 31, 2003, filed with the Securities and Exchange Commission.




                                              /s/ Ernst & Young LLP



Orange County, California
February 24, 2004